Exhibit 99.2

CLEAR CHANNEL INTERNATIONAL B.V.

CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2015 and 2014

Report of Independent Auditors

The Directors of Clear Channel International B.V.

We have audited the accompanying consolidated financial statements of Clear Channel International B.V. and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income, cash flows and shareholder’s deficit for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clear Channel International B.V. and subsidiaries at December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young, LLP

February 25, 2016

FINANCIAL INFORMATION

FINANCIAL STATEMENTS

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)	December 31, 2015	December 31, 2014
CURRENT ASSETS
Cash and cash equivalents	$47,869	$43,938
Accounts receivable, net of allowance of $12,623 in 2015 and $15,661 in 2014	344,060	342,822
Prepaid expenses	46,905	47,357
Other current assets	30,121	30,533

Total Current Assets	468,955	464,650
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment, net	343,131	397,302
INTANGIBLE ASSETS AND GOODWILL
Intangible assets, net	40,818	47,050
Goodwill	223,893	232,539
OTHER ASSETS
Related party subordinated notes receivable	229,734	4,681
Other assets	49,358	36,150

Total Assets	$1,355,889	$1,182,372

CURRENT LIABILITIES
Accounts payable	$84,154	$69,978
Accrued expenses	285,309	305,658
Deferred income	47,521	41,775

Total Current Liabilities	416,984	417,411
Long-term debt	222,792	—
Related party notes payable	986,089	1,745,056
Other long-term liabilities	110,714	99,966

Commitments and contingencies (Note 9)
SHAREHOLDER’S DEFICIT
Noncontrolling interest	32,332	36,986
Parent Company’s net investment	(753,062)	(1,331,492)
Accumulated other comprehensive income	340,040	214,445

Total Shareholder’s Deficit	(380,690)	(1,080,061)

Total Liabilities and Shareholder’s Deficit	$1,355,889	$1,182,372

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)	Years Ended December 31,
	2015	2014
Revenue	$1,222,400	$1,381,653
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	792,566	897,136
Selling, general and administrative expenses (excludes depreciation and amortization)	266,417	294,353
Corporate expenses (excludes depreciation and amortization)	25,332	30,880
Depreciation and amortization	118,892	138,878
Other operating income, net	4,617	4,539

Operating income	23,810	24,945
Interest expense, net	68,112	72,147
Equity in earnings (loss) of nonconsolidated affiliates	(1,935)	2,038
Other income (expense), net	(3,381)	6,176

Net loss before income taxes	(49,618)	(38,988)
Income tax expense	(12,282)	(4,244)

Consolidated net loss	(61,900)	(43,232)
Less amount attributable to noncontrolling interest	7,095	8,814

Net loss attributable to the Company	$(68,995)	$(52,046)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	106,839	115,990
Unrealized holding gain on marketable securities	40	13
Pension adjustments to comprehensive income (loss), net of tax of $(1,275) and $(3,689), respectively	(9,111)	(12,568)
Reclassification adjustment for amortization of pension actuarial gains and net periodic costs included in operating expenses, net of tax of $290 and $(7), respectively	808	8

Other comprehensive income, net of tax:	98,576	103,443

Comprehensive income	29,581	51,397
Less amount attributable to noncontrolling interest	(4,026)	(3,916)

Comprehensive income attributable to the Company	$33,607	$55,313

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	Years Ended December 31,
	2015	2014
Cash flows from operating activities:
Consolidated net loss	$(61,900)	(43,232)
Reconciling items:
Depreciation and amortization	118,892	138,878
Deferred taxes	(8,576)	(2,595)
Provision for doubtful accounts	4,670	3,651
Share-based compensation	2,647	2,553
Gain on sale of operating assets	(4,813)	(4,539)
Equity in (earnings) loss of nonconsolidated affiliates	1,935	(2,038)
Other reconciling items, net	1,637	(6,031)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	(38,358)	(10,677)
Increase (Decrease) in accrued expenses	4,571	(8,957)
Increase in accounts payable	20,032	5,271
Increase (Decrease) in deferred income	10,677	(7,929)
Changes in other operating assets and liabilities	(5,092)	(24,903)

Net cash provided by operating activities	46,322	39,452

Cash flows from investing activities:
Purchases of property, plant and equipment	(70,222)	(57,453)
Proceeds from disposal of assets	6,120	20,733
Purchases of businesses	(24,701)	—
Increase in related party notes receivable, net	(225,053)	(4,681)
Other, net	(5,825)	(3,694)

Net cash used for investing activities	(319,681)	(45,095)

Cash flows from financing activities:
Net borrowings (payments) on credit facilities	(764)	877
Proceeds from long term debt	222,777	—
Net transfers from related parties	79,754	11,404
Payments on related party notes payable	(11,702)	(30,406)
Dividends and other payments to noncontrolling interests	(7,723)	(8,282)

Net cash provided by (used for) financing activities	282,342	(26,407)
Effect of exchange rate changes on cash	(5,052)	(4,904)

Net increase (decrease) in cash and cash equivalents	3,931	(36,954)
Cash and cash equivalents at beginning of period	43,938	80,892

Cash and cash equivalents at end of period	$47,869	$43,938

Cash paid for interest	—	48,408
Cash paid for income taxes	20,847	17,935

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S DEFICIT

(In thousands)	The Company	Non-controlling Interest	Consolidated
Balance, January 1, 2014	$(1,186,317)	$40,370	$(1,145,947)
Consolidated Net Loss	(52,046)	8,814	(43,232)
Dividends and other payments to noncontrolling interests	—	(8,282)	(8,282)
Foreign currency translation adjustments	119,906	(3,916)	115,990
Unrealized holding gain on marketable securities	13	—	13
Postretirement benefit plans	(12,560)	—	(12,560)
Net transfers from related parties	11,404	—	11,404
Other, net	2,553	—	2,553

Balance, December 31, 2014	$(1,117,047)	$36,986	$(1,080,061)

Consolidated Net Loss	(68,995)	7,095	(61,900)
Dividends and other payments to noncontrolling interests	—	(7,723)	(7,723)
Foreign currency translation adjustments	110,865	(4,026)	106,839
Unrealized holding gain on marketable securities	40	—	40
Postretirement benefit plans	(8,303)	—	(8,303)
Net transfers from related parties	968,321	—	968,321
Capitalization of interest on related party notes payable	(300,550)	—	(300,550)
Other, net	2,647	—	2,647

Balance, December 31, 2015	$(413,022)	$32,332	$(380,690)

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

Clear Channel Outdoor Holdings, Inc. (“CCOH” or the “Parent Company”) is an outdoor advertising company, which owns and operates advertising display faces in the United States and internationally. CCOH has two reportable business segments: Americas and International. CCOH’s International segment (“CCI”) operates across 22 countries in Europe, Asia, Australia and New Zealand and provides advertising on street furniture and transit displays, billboards, mall displays, Smartbike programs, wallscapes and other displays, which are owned or operated under lease agreements. Clear Channel International B.V. (“CCIBV” or the “Company”) is a subsidiary of the CCI business and consists of CCI operations primarily in Europe, Australia and Singapore. These consolidated financial statements represent the consolidated results of operations, financial position and cash flows of CCIBV.

History

On November 11, 2005, CCOH became a publicly traded company through an initial public offering (“IPO”), in which 10%, or 35.0 million shares, of CCOH’s Class A common stock was sold. Prior to the IPO, CCOH was an indirect wholly-owned subsidiary of iHeartCommunications, Inc. (“iHeartCommunications”), a diversified media and entertainment company. On July 30, 2008, iHeartCommunications completed its merger (the “Merger”) with a subsidiary of iHeartMedia, Inc. (“iHeartMedia”), a company formed by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”). iHeartCommunications is now owned indirectly by iHeartMedia.

Agreements with iHeartCommunications

There are several agreements which govern the Company’s relationship with CCOH, CCI and the CCOH relationship with iHeartCommunications related to corporate, employee, tax and other services. Certain of these costs, as applicable, are allocated to the Company from CCOH. iHeartCommunications has the right to terminate these agreements in various circumstances. As of the date of the issuance of these consolidated financial statements, no notice of termination of any of these agreements has been received from iHeartCommunications.

Basis of Presentation

These consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been derived from the accounting records of CCOH using the historical results of operations and historical bases of assets and liabilities of the Company. Assets and liabilities, revenues and expenses that pertain to the Company have been included in these consolidated financial statements. These consolidated financial statements include the results of operations in the following markets: Australia, Belgium, Denmark, Estonia, Finland, France, Holland, Hungary, Ireland, Italy, Latvia, Lithuania, New Zealand, Norway, Poland, Singapore, Spain, Sweden, Switzerland, Turkey and the United Kingdom.

The consolidated financial statements include the accounts of the Company and its subsidiaries. Also included in the consolidated financial statements are entities for which the Company has a controlling financial interest or is the primary beneficiary. Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of a company are accounted for using the equity method of accounting. All significant intercompany accounts have been eliminated.

The Company utilizes the services of CCOH and CCI for certain functions, such as certain legal, finance, internal audit, financial reporting, tax advisory, insurance, global information technology, environmental matters and human resources services, including various employee benefit programs. The cost of these services has been allocated to the Company and included in these consolidated financial statements. The Company’s management considers these allocations to have been made on a reasonable basis. A complete discussion of the relationship with CCOH, including a description of the costs that have been allocated to the Company, is included in Note 6, Related Party Transactions to the consolidated financial statements.

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements included herein may not be indicative of the financial position, results of operations or cash flows had CCIBV operated as a separate entity during the periods presented or for future periods. As these consolidated financial statements present a portion of the businesses of CCOH, the net assets of CCIBV have been presented as CCOH’s net investment in CCIBV. CCOH’s investment in CCIBV includes the accumulated deficit of CCIBV net of cash transfers related to cash management functions performed by CCOH.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES AND NEW ACCOUNTING PRONOUNCEMENTS

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenue for each country, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. The Company believes its concentration of credit risk is limited due to the large number and the geographic diversification of its customers.

Deposits

The Company has contracted rights to put structures on certain land or property. These agreements may dictate that a deposit be paid by the Company to the respective landlords. The agreements specify the terms in which the deposit will be returned to the Company. Deposits expected to be returned within 12 months are recorded as a current asset in “Other current assets.” Deposits expected to be returned in a period that is beyond 12 months are recorded as a noncurrent asset in “Other assets.”

Business Combinations

The Company accounts for its business combinations under the acquisition method of accounting. The total cost of an acquisition is allocated to the underlying identifiable net assets based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee. The Company accounts for these payments in conformity with the provisions of ASC 805-20-30, which establish the requirements related to recognition of certain assets and liabilities arising from contingencies.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements — 10 to 39 years

Structures — 5 to 20 years

Furniture and other equipment — 2 to 20 years

Leasehold improvements — shorter of economic life or lease term assuming renewal periods, if appropriate

For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company tests for possible impairment of property, plant and equipment whenever events and circumstances indicate that depreciable assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Land Leases and Other Structure Leases

Most of the Company’s advertising structures are located on property or land where the Company has a contracted right to put a structure on the property or land. Land leases are paid both in advance and in arrears, for periods ranging from one to 12 months. Most street furniture display faces are operated through contracts with municipalities for up to 20 years. The leased land and street furniture contracts often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.

Intangible Assets

Intangible assets consist of definite-lived intangible assets. The Company’s definite-lived intangible assets include primarily transit and street furniture contracts, site leases and other contractual rights, all of which are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived intangible assets. These assets are recorded at amortized cost.

The Company tests for possible impairment of intangible assets whenever events and circumstances indicate that they might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

Goodwill

At least annually, the Company performs its impairment test for each reporting unit’s goodwill. In 2015 and 2014, the Company used a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. In accordance with ASC 350-20-55, the Company determined that each country in which the Company operates constitutes a separate reporting unit. The Company had no impairment of goodwill for 2015 or 2014.

Equity Method Investments

In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the consolidated statement of comprehensive income (loss) as a component of “Equity in earnings (loss) of nonconsolidated affiliates” for any decline in value that is determined to be other-than-temporary.

Other Investments

Other investments are composed primarily of equity securities. These securities are classified as available-for-sale and are carried at fair value based on quoted market prices. Securities are carried at historical value when quoted market prices are unavailable. The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported in accumulated other comprehensive income as a component of Shareholder’s Deficit. The Company periodically assesses the value of available-for-sale and non-marketable securities and records impairment charges in the statement of comprehensive loss for any decline in value that is determined to be other-than-temporary. The average cost method is used to compute the realized gains and losses on sales of equity securities.

The Company periodically assesses the value of its available-for-sale securities. Based on these assessments, no impairments existed at December 31, 2015 and 2014.

Financial Instruments

Due to their short maturity, the carrying amounts of accounts receivable, accounts payable and accrued liabilities approximated their fair values at December 31, 2015 and 2014.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Asset Retirement Obligation

ASC 410-20 requires the Company to estimate its obligation upon the termination or non-renewal of a lease or contract to dismantle and remove its advertising structures from the leased land or property and to restore the site to its original condition. The Company’s asset retirement obligation is reported in “Other long-term liabilities.” The Company records the present value of obligations associated with the retirement of its advertising structures in the period in which the obligation is incurred. When the liability is recorded, the cost is capitalized as part of the related advertising structures carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset.

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or the entire asset will not be realized.

The operations of the Company are subject to current income taxes at the local country statutory rate where the income is being earned and in accordance with the rules established by the applicable jurisdiction taxation authorities.

Revenue Recognition

The Company’s advertising contracts cover periods of a few weeks up to one year and are generally billed monthly. Revenue for advertising space rental is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s operations. Payments received in advance of being earned are recorded as deferred income. Revenue arrangements may contain multiple products and services and revenues are allocated based on the relative fair value of each delivered item and recognized in accordance with the applicable revenue recognition criteria for the specific unit of accounting.

Advertising Expense

The Company records advertising expense as it is incurred. Advertising expenses were $20.2 million and $20.7 million for the years ended December 31, 2015 and 2014, respectively.

Foreign Currency

All results of operations are for non-U.S. subsidiaries and non-U.S. equity investees which are translated into U.S. dollars, the reporting currency of the Company, using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of Shareholder’s Deficit, “Accumulated other comprehensive income”. Foreign currency transaction gains for the years ended December 31, 2015 and 2014 were $1.6 million and $6.0 million, respectively and are included within Other income, net in the Statement of Comprehensive Loss.

New Accounting Pronouncements

During the first quarter of 2015, the Company adopted the Financial Accounting Standards Board’s (“FASB”) ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360), Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. This update provides guidance for the recognition, measurement and disclosure of discontinued operations. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

During the first quarter of 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810), Amendments to the Consolidation Analysis. This new standard eliminates the deferral of FAS 167, which has allowed entities with interest in certain investment funds to follow the previous consolidation guidance in FIN 46(R) and makes other changes to both the variable interest model and the voting model. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2015. The Company is currently evaluating the impact of the provisions of this new standard on its financial position and results of operations.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the second quarter of 2015, the FASB issued ASU No. 2015-03, Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. This update requires entities to present debt issuance costs related to a recognized debt liability as a direct deduction from the carrying amount of that direct debt liability. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2015. The adoption of this standard is not expected to have a material impact on the Company’s financial position or results of operations.

During the third quarter of 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. This update provides a one-year deferral of the effective date for ASU No. 2014-09, Revenue from Contracts with Customers. ASU No. 2014-09 provides guidance for the recognition, measurement and disclosure of revenue resulting from contracts with customers and will supersede virtually all of the current revenue recognition guidance under U.S. GAAP. The standard is effective for the first interim period within annual reporting periods beginning after December 15, 2017. The Company is currently evaluating the impact of the provisions of this new standard on its financial position and results of operations.

During the third quarter of 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. This update eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. Instead, acquirers must recognize measurement-period adjustments during the period in which they determine the amounts, including the effect on earnings of any amounts they would have recorded in previous periods if the accounting had been completed at the acquisition date. The standard is effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. The Company is currently evaluating the impact of the provisions of this new standard on its financial position and results of operations.

During the fourth quarter of 2015, the Company adopted FASB’s ASU No. 2015-17, Income Taxes (Topic 740), Balance Sheet Classification of Deferred Taxes. This update requires companies to classify all deferred tax assets and liabilities as noncurrent on the balance sheet instead of separating deferred taxes into current and noncurrent amounts. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

NOTE 3 – PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Acquisition

In December 2015, a wholly-owned subsidiary of the Company completed the acquisition of a subsidiary of Arqiva, NWP Street Ltd, a phone booth advertiser in London for $24.7 million. The acquisition of Arqiva resulted in an aggregate increase of $16.3 million in intangible assets, $11.0 million of goodwill, $0.2 million of fixed assets, $0.1 million of other assets and $2.9 million of other liabilities.

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets at December 31, 2015 and 2014, respectively:

	December 31,
(In thousands)	2015	2014
Land, buildings and improvements	$50,863	$59,888
Structures	616,991	663,690
Furniture and other equipment	90,910	92,133
Construction in progress	33,090	35,132

	791,854	850,843
Less: accumulated depreciation	448,723	453,541

Property, plant and equipment, net	$343,131	$397,302

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Total depreciation expense related to property, plant and equipment for the years ended December 31, 2015 and 2014 was $98.0 million and $103.6 million, respectively.

Intangible Assets

The following table presents the gross carrying amount and accumulated amortization for each major class of intangible assets at December 31, 2015 and 2014, respectively:

	December 31, 2015		December 31, 2014
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture and contractual rights	$276,384	$(240,844)	$321,137	$(274,253)
Other	6,180	(902)	440	(274)

Total	$282,564	$(241,746)	$321,577	$(274,527)

Total amortization expense related to definite-lived intangible assets for the years ended December 31, 2015 and 2014 was $20.9 million and $35.3 million, respectively.

The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years and thereafter for definite-lived intangible assets.

(In thousands)
2016	$12,399
2017	6,636
2018	4,103
2019	2,826
2020	2,495
Thereafter	12,359

Goodwill

Annual Impairment Test to Goodwill

The Company performs its annual impairment test on July 1 of each year. Each country constitutes a separate reporting unit for purposes of the goodwill impairment test using the guidance in ASC 350-20-55.

The goodwill impairment test is a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill.

Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors.

The Company recognized no goodwill impairment for the years ended December 31, 2015 and 2014.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table presents the changes in the carrying amount of goodwill. The provisions of ASC 350-20-50-1 require the disclosure of cumulative impairment. As a result of the Merger, a new basis in goodwill was recorded in accordance with ASC 805-10. All impairments shown in the table below have been recorded subsequent to the Merger and, therefore, do not include any pre-Merger impairment.

(In thousands)	Years Ended December 31,
	2015	2014
Beginning balance	$232,539	$264,907
Additions	10,998	—
Foreign currency	(19,644)	(32,368)

Ending balance	$223,893	$232,539

The beginning balance as of January 1, 2014 is net of cumulative impairments of $229.3 million.

NOTE 4 — INVESTMENTS

The Company’s most significant investments in nonconsolidated affiliates are listed below:

Buspak

A wholly-owned subsidiary of the Company owned a 49% interest in Buspak, a bus advertising company in Hong Kong, which was sold in July 2014, resulting in a gain on sale of $4.5 million, which was included in Equity in earnings (loss) of nonconsolidated affiliates in the Statement of Comprehensive Income (Loss).

The following table summarizes the Company’s investments in nonconsolidated affiliates:

(In thousands)	Buspak	All Others	Total
Balance as of December 31, 2013	$10,494	$1,172	$11,666
Equity in net earnings (loss)	5,139	(3,101)	2,038
Acquisitions of investments, net	(15,820)	(344)	(16,164)
Cash advances (repayments)	—	3,290	3,290
Foreign currency translation adjustments	187	(110)	77

Balance as of December 31, 2014	$—	$907	$907
Equity in net loss	—	(1,935)	(1,935)
Divestitures of investments, net	—	—	—
Cash advances (repayments)	—	2,059	2,059
Foreign currency translation adjustments	—	(89)	(89)

Balance as of December 31, 2015	$—	$942	$942

NOTE 5 – LONG-TERM DEBT

Senior Notes

On December 16, 2015, the Company issued $225.0 million in aggregate principal amount of Senior Notes due 2020 (the “Senior Notes”). The Senior Notes were issued at a discount and were priced at 99.012% of par, or $2.2 million total discount.

The Senior Notes mature on December 15, 2020 and bear interest at a rate of 8.75% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2016. The Senior Notes are guaranteed by certain of the Company’s existing and future subsidiaries. The Senior Notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of the Company and the guarantees of the Senior Notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors of the Senior Notes.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Redemptions

The Company may redeem the Senior Notes at its option, in whole or part, at any time prior to December 15, 2017, at a price equal to 100% of the principal amount of the notes redeemed, plus a make-whole premium, plus accrued and unpaid interest to the redemption date. The Company may redeem the Senior Notes, in whole or in part, on or after December 15, 2017, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date. At any time on or before December 15, 2017, the Company may elect to redeem up to 40% of the aggregate principal amount of the Senior Notes at a redemption price equal to 108.75% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

Certain Covenants

The indenture governing the Senior Notes contains covenants that limit the Company’s ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) transfer or sell assets; (iv) create liens on assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of the Company’s and its subsidiaries’ assets.

The aggregate market value of the Company’s debt based on market prices for which quotes were available was approximately $223.9 million at December 31, 2015. Under the fair value hierarchy established by ASC 820-10-35, the market value of the Company’s debt is classified as Level 2.

NOTE 6 – RELATED PARTY TRANSACTIONS

The Company has unsecured subordinated notes payable to and receivables from other wholly-owned subsidiaries of CCOH.

Related Party Subordinated Notes Payable

Related party subordinated notes payable of $1.0 billion and $1.7 billion at December 31, 2015 and 2014, respectively, consisted of:

	December 31,
(In thousands)	2015	2014
Notes due to Clear Channel C.V.	$984,826	$1,715,449
Other Related Party Notes Payable	1,263	29,607

Total Related Party Notes Payable	$986,089	$1,745,056

The Company is the borrower of subordinated notes, which are payable to other wholly-owned subsidiaries of CCOH. These notes are subordinated and unsecured and bear interest at varying rates from 3.40% to 3.53% plus one to three-month EUR, GBP or USD LIBOR, with exception to the Other Related Party Notes Payable outstanding as of December 31, 2015, which bears interest at a fixed rate of 0.32%.

In February 2015, the Company entered into related party subordinated notes payable arrangements totaling $300.6 million to capitalize the Company’s accumulated interest payable balance incurred on other related party subordinated notes payable. In December 2015, the Company entered into an agreement with Clear Channel C.V., whereby the Company was discharged from its obligations under several related party subordinated notes payable arrangements with an aggregate principal amount of $909.5 million (including accrued interest of $29.6 million). As a result, the Company recognized a non-cash transfer from related parties in the same amount, which is reflected within the Consolidated Statements of Shareholder’s Deficit.

Related Party Note Receivables

The Company as lender had two outstanding notes receivable balances with two related parties, CCO International Holdings B.V. and Clear Channel C.V., at December 31, 2015. The balances are unsecured and repayable on demand. The notes bear interest at fixed rates of 0.28% and 8.75%, respectively.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company had two outstanding notes receivable balances with two related parties, Procom Publicidad via Publica Ltda (“Clear Channel Chile”) and Clear Channel Outdoor Mexico SA de C.V. (“Clear Channel Mexico”), at December 31, 2014. The balances are unsecured and repayable on demand. The notes bore interest at 3.65% plus three-month USD LIBOR.

The balances outstanding at December 31, 2015 and 2014 on these Related Party Notes Receivable are as follows:

	December 31,
(In thousands)	2015	2014
Note due from Clear Channel C.V.	$222,777	$—
Note due from CCO International Holdings B.V.	6,957	—
Note due from Clear Channel Chile	—	2,568
Note due from Clear Channel Mexico	—	2,113

Total Related Party Notes Receivable	$229,734	$4,681

Cash Management Arrangement

iHeartCommunications provides cash management services to the Company and the Company’s Parent. It is iHeartCommunications’ policy to permanently reinvest the earnings of its non-U.S. subsidiaries as these earnings are generally redeployed in those jurisdictions for operating needs and continued functioning of their businesses. The amount of any cash that is distributed is determined on a basis mutually agreeable to the Company and iHeartCommunications and not on a pre-determined basis. Excess cash from our operations, which is distributed to iHeartCommunications, is applied against principal or accrued interest on the notes payable to subsidiaries of Parent Company, including Clear Channel CV. See “Related Party Notes Payable” above.

Management Services

iHeartCommunications and CCOH provide management services to the Company, which include, among other things: (i) treasury and other financial related services; (ii) certain executive officer services; (iii) legal and related services; and (iv) other general corporate services. These services are charged to the Company based on actual direct costs incurred or allocated by iHeartCommunications and CCOH based on headcount, revenue or other factors on a pro rata basis. For the years ended December 31, 2015 and 2014, the Company recorded $5.0 million and $4.8 million, respectively, for these services, which is included in Corporate expenses in the Statement of Comprehensive Income.

Royalty Fee

As part of a license agreement between Outdoor Management Services, Inc., an indirect wholly-owned subsidiary of CCOH, the Company is charged a royalty fee to license intellectual property, copyrights, trademarks and other intangible assets, which are held by iHM Identity, Inc., a direct wholly-owned subsidiary of iHeartCommunications. For the years ended December 31, 2015 and 2014, the Company was charged a royalty fee of $12.4 million and $15.1 million, respectively in relation to this agreement, which is included in Selling, general and administrative expenses in the Statement of Comprehensive Income.

Stewardship Fee

As described in Note 1, the Company is a business of CCOH, a publicly traded company. As a result, the Company incurs certain costs related to quarterly and annual reporting in order for the Parent Company to comply with the Securities and Exchange Commission (“SEC”) reporting requirements. In addition, the Company incurs costs related to the preparation of budgets, forecasts and other strategic initiatives of the Parent Company. Such costs are charged back to CCOH on a quarterly basis (“Stewardship Fees”) based on the time incurred by employees of the Company to perform the work. Stewardship fees charged to CCOH during the years ended December 31, 2015 and 2014 were $18.7 million and $20.4 million, respectively, which are included as a reduction in Corporate expenses in the Statement of Comprehensive Income.

Tax Services Agreement

Pursuant to the tax services agreement CCOH entered into with iHeartCommunications, the operations of the Company are included in a consolidated federal income tax return filed by iHeartMedia. The Company’s provision for income taxes has been computed on the basis that the operations of the Company are subject to current income taxes at the local country statutory rate where the income is being earned and in accordance with the rules established by the applicable jurisdiction taxation authorities.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 — ASSET RETIREMENT OBLIGATION

The Company’s asset retirement obligation is reported in Other long-term liabilities and relates to its obligation to dismantle and remove its advertising displays from leased land and to restore the site to its original condition upon the termination or non-renewal of a lease or contract. When the liability is recorded, the cost is capitalized as part of the related long-lived assets’ carrying value. Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 55 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.

The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)	Years Ended December 31,
	2015	2014
Beginning balance	$24,865	$26,395
Adjustment due to change in estimate of related costs	788	419
Accretion of liability	1,418	2,111
Liabilities settled	(1,498)	(2,046)
Foreign currency	(2,008)	(2,014)

Ending balance	$23,565	$24,865

NOTE 8 — POSTRETIREMENT BENEFIT PLANS

Certain of the Company’s subsidiaries participate in defined benefit or defined contribution plans that cover substantially all regular employees. The Company deposits funds under various fiduciary-type arrangements or provides reserves for these plans. Benefits under the defined benefit plans are typically based either on years of service and the employee’s compensation (generally during a fixed number of years immediately before retirement) or on annual credits. The range of assumptions that are used for the defined benefit plans reflect the different economic environments within the various countries.

Defined Benefit Pension Plan Financial Information

The table below presents the components of net periodic cost recognized in the consolidated statement of comprehensive income:

(In thousands)	Years Ended December 31,
	2015	2014
Service cost	$5,255	$4,320
Interest cost	4,756	5,920
Expected returns on plan assets	(7,018)	(6,737)
Amortization of prior service costs	(29)	16
Amortization of prior year loss (gain)	917	(32)

Total net periodic cost	$3,881	$3,487

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following tables present the changes in benefit obligations and plan assets:

(In thousands)	Years Ended December 31,
	2015	2014
Benefit obligation:
Benefit obligation beginning balance	$184,436	$170,140
Service cost	5,255	4,320
Interest cost	4,756	5,920
Plan participants’ contributions	1,026	1,143
Actuarial loss	2,807	21,026
Benefits paid from trusts	(7,258)	(3,454)
Foreign exchange impact	(9,356)	(14,208)
Other	(1,333)	(451)

Benefit obligation ending balance	$180,333	$184,436
Fair value of plan assets:
Beginning balance, fair value of plan assets	$144,315	140,953
Actual return on plan assets	(1,894)	11,029
Company contributions	4,600	4,989
Plan participants’ contributions	1,026	1,143
Benefits paid from trusts	(7,258)	(3,454)
Foreign exchange impact	(6,389)	(10,345)

Ending balance, fair value of plan assets	$134,400	$144,315
The following presents the net funded status recognized in the consolidated balance sheet in “Other long-term liabilities”:

Under-funded status, net	$(45,933)	$(40,121)

The following tables present the pre-tax net loss (gain) and amortization of prior service costs and changes in pre-tax net loss (gain) recognized in accumulated other comprehensive income:

(In thousands)	Years Ended December 31,
	2015	2014
Beginning balance, accumulated other comprehensive income	$28,469	$12,188
Net actuarial loss arising during the period	11,719	16,734
Amortization of net actuarial loss	(1,123)	18
Amortization of prior service costs	25	(20)
Other adjustments	(1,333)	(451)

Ending balance, accumulated other comprehensive income	$37,757	$28,469

(In thousands)	December 31,
	2015	2014
Unrecognized net actuarial loss	$39,348	$28,753
Unrecognized prior service cost	(1,591)	(284)

Total	$37,757	$28,469

Assumptions Used to Determine Plan Financial Information

Underlying both the measurement of benefit obligations and net periodic cost are actuarial valuations. These valuations use participant-specific information such as salary, age and years of service, as well as certain assumptions, the most significant of which include estimates of discount rates, expected return on plan assets, rate of compensation increases, interest crediting rates and mortality rates. The Company evaluates these assumptions, at a minimum, annually, and makes changes as necessary.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table presents the assumptions used to measure the net periodic cost and the year-end benefit obligations:

Years Ended December 31,
	2015	2014
Weighted-average assumptions used to measure net periodic cost:
Discount rate	0.95%-3.60%	1.20%-4.60%
Expected long-term returns on plan assets	2.00%-6.10%	2.20%-6.10%
Rate of compensation increases	1.00%-2.30%	1.00%-2.50%
Weighted-average assumptions used to measure benefit obligations:
Discount rate	0.95%-3.75%	1.20%-3.60%
Expected long-term returns on plan assets	2.00%-6.10%	2.20%-6.10%
Rate of compensation increases	1.00%-2.30%	1.00%-2.50%

Discount Rate

The discount rate assumptions for jurisdictions for which rates are not determined by the government reflect the yields available on high-quality, fixed income debt instruments at the measurement date. A portfolio of high-quality corporate bonds is used to construct a yield curve. The cash flows from the Company’s expected benefit obligation payments are then matched to the yield curve to derive the discount rates. In certain countries, where the markets for high-quality long-term bonds are not generally as well developed, a portfolio of long-term government bonds is used as a base, to which a credit spread is added to simulate corporate bond yields at these maturities in the jurisdiction of each plan, as the benchmark for developing the respective discount rates.

Expected Long-Term Returns on Plan Assets

Expected returns on plan assets, a component of net periodic cost, represent the expected long-term returns on plan assets based on the calculated market-related value of plan assets. Expected long-term returns on plan assets take into account long-term expectations for future returns and the investment policies and strategies of the respective plans. These rates of return are developed by the Company and are tested for reasonableness against historical returns. The use of expected long-term returns on plan assets may result in recognized pension income that is greater or less than the actual returns of those plan assets in any given year. Over time, however, the expected long-term returns are designed to approximate the actual long-term returns, and therefore result in a pattern of income and cost recognition that more closely matches the pattern of the services provided by the employees. Differences between actual and expected returns are recognized as a component of net loss or gain in accumulated other comprehensive income, which is amortized as a component of net periodic cost over the service lives or life expectancy of the plan participants, depending on the plan, provided such amounts exceed certain thresholds provided by accounting standards. The market-related value of plan assets recognizes changes in the fair value of plan assets systematically over a five-year period in the expected return on plan assets line in net periodic cost.

Rate of Compensation Increases and Mortality Rate

The rate of compensation increases is determined by the Company, based upon its long-term plans for such increases. Mortality rate assumptions are based on life expectancy and death rates for different types of participants. Mortality rates are periodically updated based on actual experience.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Defined Benefit Pension Plan Assets

The following table presents the Company’s defined benefit pension plans’ asset classes and their associated fair value at

December 31, 2015 and 2014:

(In thousands)	December 31, 2015
	Level 1	Level 2	Level 3
Cash and short-term investments	$6,982	$—	$—
Equity securities	79,032	—	—
Fixed income:
Corporate bonds	—	9,404	—
Annuity contracts	—	33,688	—
Insurance contracts	—	5,294	—

Fair value of plan assets	$86,014	$48,386	$—

	December 31, 2014
	Level 1	Level 2	Level 3
Cash and short-term investments	$2,422	$—	$—
Equity securities	57,747	—	—
Fixed income:
Corporate bonds	—	42,362	—
Annuity contracts	—	35,789	—
Insurance contracts	—	5,995	—

Fair value of plan assets	$60,169	$84,146	$—

Expected Benefit Payments

The following table presents the expected benefit payments to defined benefit pension plan participants over the next ten years. These payments have been estimated based on the same assumptions used to measure the plans’ pension benefit obligation at December 31, 2015 and include benefits attributable to estimated future compensation increases, where applicable:

(In thousands)
2016	$3,814
2017	4,392
2018	5,482
2019	4,896
2020	5,245
2021-2025	36,444

Plan Contributions

It is the Company’s general practice to fund amounts for pensions sufficient to meet the minimum requirements set forth in applicable employee benefits laws and local tax laws. From time to time, the Company contributes additional amounts as it deems appropriate. The Company contributed $4.6 million and $5.0 million in cash to defined benefit pension plans during the years ended December 31, 2015 and 2014, respectively.

Defined Contribution Retirement Plans

The Company’s employees participate in retirement plans administered as a service by third-party administrators. Contributions to these plans of $13.2 million and $15.3 million for the years ended December 31, 2015 and 2014, respectively, were recorded as a component of operating expenses.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 – COMMITMENTS, CONTINGENCIES AND GUARANTEES

Leases

The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum guarantee payments and maintenance related to displays under the guidance in ASC 840.

The Company considers its non-cancelable contracts that enable it to display advertising on buses, bus shelters, trains, etc. to be leases in accordance with the guidance in ASC 840-10. These contracts may contain minimum annual guarantee payments which generally escalate each year. The Company accounts for these minimum guarantee payments on a straight-line basis. If the rental increases are not scheduled in the lease, such as an increase based on subsequent changes in the index or rate, those rents are considered contingent rentals and are recorded as expense when accruable. Other contracts may contain a variable rent component based on revenue. The Company accounts for these variable components as contingent rentals and records these payments as expense when accruable. No single contract or lease is material to the Company’s operations.

The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in ASC 840-20-25. The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed. Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company leases office space, equipment and certain parcels of land occupied by its advertising structures under long-term operating leases. The Company accounts for these leases in accordance with the policies described above.

The Company’s contracts with municipal bodies or private companies relating to street furniture, billboards, transit and malls generally require the Company to build bus shelters, kiosks and other public amenities or advertising structures during the term of the contract. The Company owns these structures and is generally allowed to advertise on them for the remaining term of the contract. Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.

In addition, the Company has commitments relating to required purchases of property, plant and equipment under certain street furniture contracts. Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations to build bus shelters, kiosks and other public amenities or advertising structures. Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.

As of December 31, 2015, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, capital expenditure commitments and employment contracts consist of the following:

(In thousands)	Non-Cancelable Operating Leases	Non-Cancelable Contracts	Capital Expenditure Commitments	Employment Contracts
2016	$25,812	$315,312	$40,837	$4,926
2017	20,116	235,824	10,543	3,276
2018	20,455	179,489	2,101	888
2019	12,562	144,265	908	—
2020	7,062	117,647	1,109	—
Thereafter	15,987	229,863	11,774	—

Total	$101,994	$1,222,400	$67,272	$9,090

Rent expense charged to operations for the years ended December 31, 2015 and 2014 were $467.9 million and $528.4 million, respectively.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Legal Proceedings

The Company and its subsidiaries are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

Although the Company is involved in a variety of legal proceedings in the ordinary course of business, a large portion of the Company’s litigation arises in the following contexts: commercial disputes; employment and benefits related claims; governmental fines; and tax disputes.

On April 21, 2015, inspections were conducted at the premises of Clear Channel in Denmark and Sweden as part of an investigation by Danish competition authorities. Additionally, on the same day Clear Channel UK received a communication from the UK competition authorities, also in connection with the investigation by Danish competition authorities. Clear Channel and its affiliates are cooperating with the national competition authorities.

Guarantees

As of December 31, 2015, the Company had outstanding bank guarantees of $45.6 million, of which $5.7 million were backed by cash collateral. Additionally, as of December 31, 2015, Parent Company had outstanding commercial standby letters of credit of $24.9 million held on behalf of the Company and its subsidiaries.

NOTE 10 – INCOME TAXES

The operations of the Company are subject to current income taxes at the local country statutory rate where the income is being earned and in accordance with the rules established by the applicable jurisdiction taxation authorities.

The Company computes its deferred income tax provision using the liability method in accordance with the provisions of ASC 740-10, as if the Company was a separate taxpayer. Deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not some portion or all of the asset will not be realized.

Significant components of the provision for income tax expense are as follows:

(In thousands)	Years Ended December 31,
	2015	2014
Current tax expense	$(20,858)	$(6,839)
Deferred tax benefit	8,576	2,595

Income tax expense	$(12,282)	$(4,244)

For the year ended December 31, 2015 the Company recorded tax expense of $12.3 million as compared to $4.2 million for the 2014 year. The change in tax was due primarily to a reduction in unrecognized tax benefits during 2014, which resulted from the expiration of statutes of limitations to assess taxes in the United Kingdom. This decrease in unrecognized tax benefits resulted in a reduction to current tax expense of $18.5 million during 2014.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2015 and 2014 are as follows:

(In thousands)	December 31,
	2015	2014
Deferred tax liabilities:
Intangibles and fixed assets	$—	$1,568

Total deferred tax liabilities	—	1,568

Deferred tax assets:
Intangibles and fixed assets	8,696	—
Accrued expenses	3,070	4,760
Net operating loss carryforwards	122,370	141,410
Bad debt reserves	1,315	2,465
Pension provision	4,624	5,578
Other	13,088	12,038

Total deferred tax assets	153,163	166,251
Less: Valuation allowance	140,066	156,966

Total deferred tax assets, net of valuation allowance	13,097	9,285

Net deferred tax assets	$13,097	$7,717

At December 31, 2015, the Company had recorded tax effected net operating loss carryforwards for various jurisdictions that total $122.4 million. The net operating losses expire in varying amounts starting in 2015 with some amounts having no expiration date. The Company has recorded valuation allowances of $120.0 million as an offset to the net operating losses. The remaining deferred tax valuation allowance of $20.1 million offsets other foreign deferred tax assets that are not expected to be realized.

The reconciliation of income tax computed at the local country statutory rates to income tax benefit is:

(In thousands)	Years Ended December 31,
	2015		2014
	Amount	Percent	Amount	Percent
Taxes computed at local country statutory rates	$11,569	23%	$7,054	18%
(Increases) decreases in income taxes resulting from:
Nondeductible items	(17,247)	(35%)	(14,171)	(36%)
Tax contingencies	1,434	3%	14,657	37%
Valuation allowances	(5,736)	(11%)	(10,640)	(27%)
Other, net	(2,302)	(5%)	(1,144)	(3%)

Income tax expense	$(12,282)	(25%)	$(4,244)	(11%)

During 2015, the Company recorded tax expense of approximately $12.3 million. The 2015 income tax expense and (25)% effective tax rate were impacted primarily by certain nondeductible interest and other intercompany charges and the Company’s inability to benefit from losses in certain jurisdictions.

During 2014, the Company recorded tax expense of approximately $4.2 million. The 2014 income tax expense and (11)% effective tax rate were impacted primarily by certain nondeductible interest and other intercompany charges and the Company’s inability to benefit from losses in certain jurisdictions. These items were partially offset by the $18.5 million in net tax benefits associated with a decrease in unrecognized tax benefits resulting from the expiration of statutes of limitations to assess taxes in the United Kingdom.

The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense. The total amount of interest accrued at December 31, 2015 and 2014, was $1.0 million and $1.1 million, respectively. The total amount of unrecognized tax benefits and accrued interest and penalties at December 31, 2015 and 2014, was $16.7 million and $17.7 million, respectively, of which $15.0 million and $16.3 million is included in “Other long-term liabilities.” In addition, $1.7 million and

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

$1.4 million of unrecognized tax benefits are recorded net with the Company’s deferred tax assets for its net operating losses as opposed to being recorded in “Other long-term liabilities” at December 31, 2015 and 2014, respectively. The total amount of unrecognized tax benefits at December 31, 2015 and 2014 that, if recognized, would impact the effective income tax rate is $15.0 million and $16.3 million, respectively.

During 2014, the Company reversed $18.5 million in unrecognized tax benefits, inclusive of interest, primarily as a result of the expiration of statutes of limitations to assess taxes in certain foreign jurisdictions.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In thousands)	Years Ended December 31,
Unrecognized Tax Benefits	2015	2014
Balance at beginning of period	$16,457	$28,536
Increases for tax position taken in the current year	4,407	4,811
Increases for tax positions taken in previous years	—	1,284
Decreases for tax position taken in previous years	(1,294)	(2,683)
Decreases due to settlements with tax authorities	—	—
Decreases due to lapse of statute of limitations	(3,873)	(15,491)

Balance at end of period	$15,697	$16,457

NOTE 11 — OTHER INFORMATION

Barter and Trade

Barter and trade revenues and expenses from continuing operations are included in consolidated revenue and selling, general and administrative expenses, respectively. Barter and trade revenues were $8.2 million and $8.2 million for the years ended December 31, 2015 and 2014, respectively. Barter and trade expenses were $4.3 million and $6.6 million for the years ended December 31, 2015 and 2014, respectively.

The following table discloses the components of “Other assets” at:

	December 31,
(In thousands)	2015	2014
Prepaid expenses	$9,196	$12,711
Deposits	11,307	11,306
Investments	4,367	1,150
Deferred loan costs	7,115	—
Deferred income taxes	13,097	7,717
Other	4,276	3,266

Total other assets	$49,358	$36,150

The following table discloses the components of “Accrued expenses” at:

	December 31,
(In thousands)	2015	2014
Accrued employee compensation and benefits	$77,743	$76,119
Accrued rent and lease	100,641	102,424
Accrued taxes	21,409	28,861
Accrued other	85,516	98,254

Total accrued expenses	$285,309	$305,658

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table discloses the components of “Other long-term liabilities” at:

	December 31,
(In thousands)	2015	2014
Unrecognized tax benefits	$15,035	$16,275
Asset retirement obligation (Note 7)	23,565	24,865
Postretirement benefit obligation (Note 8)	45,933	40,121
Other	26,181	18,705

Total other long-term liabilities	$110,714	$99,966

The following table discloses the components of “Accumulated other comprehensive income,” net of tax, at:

	December 31,	December 31,
(In thousands)	2015	2014
Cumulative currency translation adjustments	$369,966	$236,096
Cumulative pension adjustments	(30,059)	(21,756)
Cumulative unrealized gain on securities	133	105

Total accumulated other comprehensive income	$340,040	$214,445

NOTE 12 — SUBSEQUENT EVENTS

In connection with the preparation of the financial statements and in accordance with Accounting Standards Codification 855-10, Subsequent Events – Overall, management has evaluated and reviewed the affairs of the Company for subsequent events that would impact the financial statements for the year ended December 31, 2015 through February 25, 2016, the date the financial statements were available to be issued.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our results of operations and financial condition together with the consolidated financial statements and related notes included elsewhere in this document. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under “Forward-Looking Statements.” Actual results may differ materially from those contained in any forward-looking statements.

Format of Presentation

Management’s discussion and analysis of our financial condition and results of operations (“MD&A”) should be read in conjunction with the consolidated financial statements and related footnotes. Our discussion is presented on a consolidated basis. In this MD&A, references to (i) “we,” “us” or “our” are to Clear Channel International B.V. together with its consolidated subsidiaries, (ii) “Issuer” are to Clear Channel International B.V. without any of its subsidiaries, (iii) “Parent” are to Clear Channel Outdoor Holdings, Inc., our indirect parent company and (iv) “iHeartCommunications” are to iHeartCommunications, Inc., the indirect parent of Parent.

Description of Our Business

Our revenue is derived from selling advertising space on the displays we own or operate in key markets in Europe, Australia, New Zealand and Singapore, consisting primarily of billboards, street furniture, retail displays and transit displays. Part of our long-term strategy is to introduce digital displays, including LCDs and LEDs, in addition to traditional methods of displaying our clients’ advertisements. We have installed these technologies in the majority of our markets. Our advertising contracts with clients typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.

Management typically monitors our business by reviewing the average rates, average revenue per display, occupancy and inventory levels of each of our display types by market.

Our advertising rates generally are based directly or indirectly on the gross ratings points of a display or group of displays. In some of the countries where we have operations, the number of impressions delivered by a display is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic. Management reviews the operating results from our operations on a constant currency basis using the U.S. dollar as the reporting currency. A constant currency basis allows for comparison of operations independent of foreign exchange movements.

Our use of display inventory is typically rented to clients through network packages, with client contract terms typically ranging from one to two weeks with terms of up to one year or longer available as well. Contracts with municipal and transit authorities for the right to place our street furniture and transit displays typically provide for terms ranging from two to 15 years. These contracts typically require us to provide the municipality with a broad range of metropolitan amenities in exchange for which we are authorized to sell advertising space on certain sections of the structures we erect in the public domain. The regulatory environment for billboards and competitive bidding for street furniture and transit display contracts, which constitute a larger portion of our business, may result in higher site lease costs in our business.

The significant expenses associated with our operations include (i) direct production, maintenance and installation expenses, (ii) site lease expenses for land under our displays (iii) revenue-sharing or minimum guaranteed amounts payable under our billboard, street furniture, retail display and transit display contracts and (iv) selling, general and administrative expenses. Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs, electricity costs and the costs for cleaning and maintaining our displays. Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays. Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable that we may have with the landlords. The terms of our site leases and revenue-sharing or minimum guaranteed contracts generally range from one year to ten years.

Macroeconomic Indicators

Our advertising revenue is highly correlated to changes in gross domestic product (“GDP”) as advertising spending has historically trended in line with GDP. Additionally, our results are impacted by fluctuations in foreign currency exchange rates as well as the economic conditions in the markets in which we have operations.

Relationship with iHeartCommunications

There are several agreements which govern our relationship with Parent Company and Parent Company’s relationship with iHeartCommunications including a Master Agreement, Corporate Services Agreement, Employee Matters Agreement and Tax Matters Agreement, which relate to corporate, employee, tax and other services provided by iHeartCommunications. iHeartCommunications has the right to terminate these agreements in various circumstances. As of February 25, 2016, no notice of termination of any of these agreements has been received from iHeartCommunications.

Under the Corporate Services Agreement, iHeartCommunications provides management services to Parent Company and its subsidiaries, including us. These services are allocated to us based on actual direct costs incurred or allocated by iHeartCommunications based on headcount, revenue or other factors on a pro rata basis. For the years ended December 31, 2015 and 2014, we recorded approximately $5.0 million and $4.8 million, respectively, as a component of corporate expenses for these services.

Other Related Party Agreements

As part of a license agreement between Outdoor Management Services, Inc., an indirect wholly-owned subsidiary of Parent Company, we are charged a royalty fee to license intellectual property, copyrights, trademarks and other intangible assets, which are held by iHM Identity, Inc., a direct wholly-owned subsidiary of iHeartCommunications. For the years ended December 31, 2015 and 2014, we were charged royalty fees of $12.4 million and $15.1 million, respectively, in relation to this agreement, which is included in selling, general and administrative expenses.

We are a subsidiary of Parent Company, a publicly traded company. As a result, we incur certain costs related to quarterly and annual reporting in order for Parent Company to comply with SEC reporting requirements. In addition, we incur costs related to the preparation of budgets, forecasts and other strategic initiatives of Parent Company. Such costs are charged back to Parent Company on a quarterly basis based on the time incurred by our employees to perform the work. The fees that were charged to Parent Company in relation to these services during the years ended December 31, 2015 and 2014 were $18.7 million and $20.4, respectively, which are included as a reduction in corporate expenses.

Consolidated Results of Operations

The comparison of our results of operations for the years ended December 31, 2015 and 2014 is as follows:

(U.S. dollars in thousands)	Years Ended December 31,		%
	2015	2014	Change
Revenue	$1,222,400	$1,381,653	(11.5%)
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	792,566	897,136	(11.7%)
Selling, general and administrative expenses (excludes depreciation and amortization)	266,417	294,353	(9.5%)
Corporate expenses (excludes depreciation and amortization)	25,332	30,880	(18.0%)
Depreciation and amortization	118,892	138,878	(14.4%)
Other operating income, net	4,617	4,539	1.7%

Operating income	23,810	24,945	(4.6%)
Interest expense, net	68,112	72,147
Equity in earnings (loss) of nonconsolidated affiliates	(1,935)	2,038
Other income (expense), net	(3,381)	6,176

Loss before income taxes	(49,618)	(38,988)
Income tax expense	12,282	4,244

Consolidated net loss	(61,900)	(43,232)
Less amount attributable to noncontrolling interest	7,095	8,814

Net loss attributable to the Company	$(68,995)	$(52,046)

Consolidated Revenue

Revenue decreased $159.3 million compared to 2014. Excluding the $206.1 million impact from movements in foreign exchange rates, revenues increased $46.8 million compared to 2014 primarily driven by new contracts along with higher occupancy and higher rates for our transit and street furniture products, particularly digital, in certain European countries, including Sweden, Norway, Italy and the UK, as well as from new contracts in Australia.

Consolidated Direct Operating Expenses

Direct operating expenses decreased $104.6 million compared to 2014. Excluding the $133.5 million impact from movements in foreign exchange rates, direct operating expenses increased $28.9 million compared to 2014 primarily as a result of higher variable costs associated with higher revenue, as well as site lease termination fees on lower-margin boards incurred in connection with strategic revenue and efficiency initiatives.

Consolidated Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses decreased $27.9 million compared to 2014. Excluding the $46.7 million impact from movements in foreign exchange rates, SG&A expenses increased $18.8 million compared to 2014 primarily due to higher compensation expense, including commissions in connection with higher revenues.

Corporate Expenses

Corporate expenses decreased $5.5 million compared to 2014. Excluding the $3.4 million impact from movements in foreign exchange rates, corporate expenses decreased $2.1 million compared to 2014 primarily due to cost savings resulting from our strategic revenue and efficiency initiatives, as well as lower spending on such initiatives, partially offset by the impact of higher variable compensation expense.

Revenue and Efficiency Initiatives

Included in the amounts for direct operating expenses, SG&A and corporate expenses discussed above are expenses of $16.8 million and $17.5 million incurred in connection with our strategic revenue and efficiency initiatives during 2015 and 2014, respectively. The costs were incurred to improve revenue growth, enhance yield, reduce costs, and organize each business to maximize performance and profitability. These costs consist primarily of consolidation of locations and positions, severance related to workforce initiatives, consulting expenses and other costs incurred in connection with improving our businesses. These costs are expected to provide benefits in future periods as the initiative results are realized. Of these costs, during 2015, $7.7 million are reported within direct operating expenses, $3.4 million are reported within SG&A and $5.7 million are reported within corporate expense compared to $1.8 million, $4.8 million and $10.9 million, respectively, in 2014.

Depreciation and Amortization

Depreciation and amortization decreased $20.0 million during 2015 compared to 2014 primarily due to the impact of movements in foreign exchange rates and assets becoming fully depreciated or amortized.

Impairment Charges

We performed our annual impairment tests as of July 1, 2015 and as of October 1, 2014 on our goodwill and other intangible assets and recorded no impairment charges for 2015 and 2014.

Other Operating Income, Net

Other operating income, net of $4.6 million in 2015 and $4.5 million in 2014 primarily related to the proceeds from the disposal of operating and fixed assets.

Interest Expense, Net

Interest expense, net decreased $4.0 million in 2015 compared to 2014 primarily due to lower average outstanding balances on related party notes payable.

Equity in Earnings (Loss) of Nonconsolidated Affiliates

Equity in loss of nonconsolidated affiliates of $1.9 million for 2015 included the loss from our equity investments.

Equity in earnings of nonconsolidated affiliates of $2.0 million for 2014 included the earnings from our equity investments.

Income Tax Benefit (Expense)

Our operations are included in a consolidated income tax return filed by iHeartMedia. However, for purposes of our financial statements, our provision for income taxes was computed assuming that we filed separate consolidated income tax returns together with our subsidiaries.

The effective tax rates for the years ended December 31, 2015, and December 31, 2014 were (25)% and (11)% respectively. The effective rates were primarily impacted by our inability to record tax benefits on tax losses in certain jurisdictions due to the uncertainty of the ability to utilize those losses in future years. In addition, the effective tax rates were impacted by the timing and mix of earnings in the various jurisdictions in which we operate. For tax year ended December 31, 2014, the effective tax rate was further impacted by the expiration of statutes of limitations to assess taxes in the United Kingdom causing us to record $18.5 million in net tax benefits associated with a decrease in unrecognized tax benefits.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

The following discussion highlights our cash flow activities during the years ended December 31, 2015 and 2014.

(U.S. dollars in thousands)	Years Ended December 31,
	2015	2014
Cash provided by (used for):
Operating activities	$46,322	$39,452
Investing activities	(319,681)	(45,095)
Financing activities	282,342	(26,407)

Operating Activities

Cash provided by operating activities in 2015 was $46.3 million compared to $39.5 million in 2014. Our consolidated net loss included $116.4 million of non-cash items in 2015. Our consolidated net loss in 2014 included $129.9 million of non-cash items. Non-cash items affecting our net loss include depreciation and amortization, deferred taxes, provision for doubtful accounts, share-based compensation, loss on marketable securities, gain on disposal of operating assets, loss on equity method investees and other reconciling items, net as presented on the face of the consolidated statement of cash flows. The increase in cash provided by operating activities can be partially attributed to changes in working capital balances, resulting from higher revenues in the fourth quarter compared to the prior year, as well as the timing of payments. Cash provided by operating activities includes cash payments made of $48.4 million for the year ended December 31, 2014, primarily related to interest incurred on related party notes payable. No cash was paid for interest during the year ended December 31, 2015.

Investing Activities

Cash used for investing activities of $319.7 million in 2015 primarily reflected capital expenditures of $70.2 million related to purchases of billboard and street furniture advertising structures, the impact of increases in related party notes receivable of $225.1 million and the acquisition of a phone booth advertiser in the UK for $24.7 million.

Cash used for investing activities of $45.1 million in 2014 primarily reflected capital expenditures of $57.5 million primarily related to street furniture advertising and digital billboard structures. Partially offsetting cash used for investing activities were proceeds from the sale of our 49% interest in Buspak, a bus advertising company in Hong Kong, and sales of operating and fixed assets.

Financing Activities

Cash provided by financing activities of $282.3 million in 2015 primarily reflected the net proceeds from the issuance of $225.0 million of 8.75% senior notes due 2020 (the “Senior Notes”).

Cash used for financing activities of $26.4 million in 2014 primarily reflected net payments made on related party notes payable, partially offset by net transfers from related parties.

Cash Paid for Interest on Related Party Notes Payable

During the years ended December 31, 2015 and 2014, we made cash interest payments of $0.0 million and $48.4 million, respectively, in relation to interest incurred on related party subordinated notes payable.

Anticipated Cash Requirements

Our primary source of liquidity is cash on hand and cash flow from operations. Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand and cash flows from operations will enable us to meet our working capital, capital expenditure and other funding requirements. We believe our long-term plans, which include promoting outdoor media spending and capitalizing on our diverse geographic and product opportunities, including the continued deployment of digital displays, will enable us to continue to generate cash flows from operations sufficient to meet our liquidity and funding requirements long term. However, significant assumptions underlie this belief, including, among other things, that we will continue to be successful in implementing our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements. Our anticipated results are subject to significant uncertainty and may be affected by events beyond our control, including prevailing economic, financial and industry conditions. At December 31, 2015, we had $47.9 million of cash on our balance sheet, all of which is readily convertible into foreign currencies, including the U.S. dollar. Our policy is to permanently reinvest the earnings of our subsidiaries as these earnings generally remain in those jurisdictions for operating needs and continued functioning of their businesses. However, if any excess cash held by us and our subsidiaries were needed to fund operations in the United States, Parent Company has the ability to cause us to make distributions and repatriate available funds.

Our ability to fund our working capital, capital expenditures and other obligations depends on our future operating performance and cash from operations. If our future operating performance does not meet our expectations or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing. We may not be able to secure any such additional financing on terms favorable to us or at all.

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue acquisitions and may decide to dispose of certain businesses. These acquisitions or dispositions could be material.

Cash Management Arrangement

iHeartCommunications provides cash management services to us and Parent Company. It is iHeartCommunications’ policy to permanently reinvest the earnings of its non-U.S. subsidiaries as these earnings are generally redeployed in those jurisdictions for operating needs and to maintain the continued function of such subsidiaries’ businesses. The amount of any cash that is distributed is determined on a basis mutually agreeable to us and iHeart Communications, and not on a predetermined basis. Excess cash from our operations which is distributed to iHeartCommunications is applied against principal or accrued interest on the subordinated notes payable to subsidiaries of Parent Company, including Clear Channel C.V.

Senior Notes

As of December 31, 2015, we had $225.0 million aggregate principal amount outstanding of 8.75% Senior Notes due 2020.

The Senior Notes mature on December 15, 2020 and bear interest at a rate of 8.75% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2016. The Senior Notes are guaranteed by certain of our existing and future subsidiaries. The Senior Notes are senior unsecured obligations that rank pari passu in right of payment to all of our unsubordinated indebtedness and the guarantees of the Senior Notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors of the Senior Notes.

We may redeem the Senior Notes at our option, in whole or part, at any time prior to December 15, 2017, at a price equal to 100% of the principal amount of the notes redeemed, plus a make-whole premium, plus accrued and unpaid interest to the redemption date. We may redeem the Senior Notes, in whole or in part, on or after December 15, 2017, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date. At any time on or before December 15, 2017, we may elect to redeem up to 40% of the aggregate principal amount of the Senior Notes at a redemption price equal to 108.75% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

The indenture governing the Senior Notes contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) transfer or sell assets; (iv) create liens on assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of our assets.

Related Party Notes Payable

As of December 31, 2015 and 2014, we had related party notes payable balances outstanding of $1.0 billion and $1.7 billion, respectively. The unsecured subordinated notes payable are owed to other wholly-owned subsidiaries of Parent Company and bear interest at 0.3%—3.53% plus three-month EUR, GBP or USD LIBOR. In December 2015, we entered into an agreement with Clear Channel C.V., whereby Clear Channel C.V. contributed to us, and therefore we were discharged from our obligations under several related party subordinated notes payable with an aggregate principal amount of $909.5 million (including accrued interest of $29.6 million).

Subsidiary Credit Facilities

Certain of our subsidiaries are the primary borrowers under various credit and overdraft facilities with European banks. These facilities are denominated primarily in Euros. As of December 31, 2015, there were no borrowings outstanding under these facilities and there were approximately $5.8 million available for borrowings.

Commitments, Contingencies and Guarantees

We are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued our estimate of the probable costs for resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings. See “Business—Legal Proceedings”.

SEASONALITY

Typically, we experience our lowest financial performance in the first quarter of the calendar year, resulting in a loss from operations in that period. We typically experience our strongest performance in the second and fourth quarters of the calendar year. We expect this trend to continue in the future.

MARKET RISK

We are exposed to market risks arising from changes in market rates and prices, including movements in foreign currency exchange rates and inflation.

Foreign Currency Exchange Rate Risk

We have operations in several countries in Europe and in Australia, New Zealand and Singapore. Operations in these countries are measured in their local currencies, and our consolidated financial statements are presented in U.S. dollars. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar. We estimate a 10% increase in the value of the U.S. dollar relative to foreign currencies would have decreased our net loss for the twelve months ended December 31, 2015 by $6.2 million. A 10% decrease in the value of the U.S. dollar relative to foreign currencies during the twelve months ended December 31, 2015 would have increased our net loss by corresponding amounts.

This analysis does not consider the implications that such currency fluctuations could have on the overall economic activity that could exist in such an environment in the United States or the foreign countries or on the results of operations of these foreign entities.

Inflation

Inflation is a factor in the economies in which we do business and we continue to seek ways to mitigate its effect. Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our outdoor display faces.

SELECTED ISSUER, GUARANTOR AND NON-GUARANTOR FINANCIAL DATA

Certain of our subsidiaries organized under the laws of Belgium, England and Wales, the Netherlands, Sweden and Switzerland guarantee the Senior Notes. Certain of our subsidiaries organized under all jurisdictions where we conduct operations will not guarantee the notes. The following tables set forth selected separate historical financial data for us, the guarantors and non-guarantor subsidiaries as of and for the years ended December 31, 2015 and 2014. The selected historical financial data as of and for the years ended December 31, 2015 and 2014 are derived from our audited consolidated financial statements and related notes included herein. Historical results are not necessarily indicative of the results to be expected for future periods.

We are not subject to the reporting requirements of the SEC. The financial information included herein is not intended to comply with the requirements of Regulation S-X under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder. Specifically, we have not included any separate financial statements for the guarantors or a footnote to our consolidated financial statements showing financial information for the guarantors and the non-guarantor subsidiaries as would be required if we had registered the Senior Notes with the SEC. The information set forth below will be the only information presenting separate financial data for us, the guarantors and the non-guarantors that you will receive.

You should read the information presented below in conjunction with our historical consolidated financial statements and related notes herein, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(In millions)	Year Ended December 31, 2015
			Non-Guarantor Subsidiaries
	Issuer	Guarantor Subsidiaries	Europe	Non- Europe (1)	Eliminations	Consolidated
Results of Operations Data:
Revenue	$—	$499.8	$583.9	$138.7	$—	$1,222.4
Operating expenses	0.3	439.2	530.5	114.3	—	1,084.3
Depreciation and amortization	—	52.5	56.2	10.2	—	118.9
Other operating (expense) income	—	2.1	2.5	—	—	4.6

Operating income (loss)	$(0.3)	$10.2	$(0.3)	$14.2	$—	$23.8

Other Financial Data:
Capital expenditures	$—	$22.5	$31.0	$16.7	$—	$70.2

Balance Sheet Data (at end of period):
Cash and cash equivalents	$2.0	$19.2	$15.4	$11.3	$—	$47.9
Current assets	3.4	174.9	232.2	58.5	—	469.0
Property, plant and equipment, net	—	113.7	179.9	49.5	—	343.1
Intercompany assets	(157.2)	402.2	190.5	45.4	(480.9)	—
Total assets	(146.6)	1,067.8	727.6	188.0	(480.9)	1,355.9
Current liabilities	0.9	173.0	215.0	28.1	—	417.0
Long-term debt, net of current maturities	222.8	986.1	—	—	—	1,208.9

(1)	Includes subsidiaries organized under the laws of Australia, New Zealand and Singapore and certain other immaterial or dormant subsidiaries.

(In millions)	Year Ended December 31, 2014
			Non-Guarantor Subsidiaries
	Issuer	Guarantor Subsidiaries	Europe	Non- Europe (1)	Eliminations	Consolidated
Results of Operations Data:
Revenue	$—	$540.3	$689.5	$151.9	$—	$1,381.7
Operating expenses	0.5	461.2	636.9	123.8	—	1,222.4
Depreciation and amortization	—	45.5	82.3	11.1	—	138.9
Other operating (expense) income	—	1.3	3.3	(0.1)	—	4.5

Operating income (loss)	$(0.5)	$34.9	$(26.4)	$16.9	$—	$24.9

Other Financial Data:
Capital expenditures	$—	$25.9	$24.0	$7.6	$—	$57.5

Balance Sheet Data (at end of period):
Cash and cash equivalents	$—	$17.3	$15.1	$11.5	$—	$43.9
Current assets	—	148.6	261.4	54.7	—	464.7
Property, plant and equipment, net	—	131.8	219.9	45.6	—	397.3
Intercompany assets	(188.3)	438.1	205.6	37.1	(492.5)	—
Total assets	(188.3)	851.0	834.1	178.1	(492.5)	1,182.4
Current liabilities	(0.8)	139.3	248.0	30.9	—	417.4
Long-term debt, net of current maturities	886.3	858.8	—	—	—	1,745.1

(1)	Includes subsidiaries organized under the laws of Australia, New Zealand and Singapore and certain other immaterial or dormant subsidiaries.

FORWARD LOOKING STATEMENTS

This document includes “forward-looking statements.” Forward-looking statements include statements concerning future events or our future financial performance that is not historical information. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements attributable to us apply only as of the date hereof. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Uncertainties and other factors that could cause actual results to differ materially from our expectations include, but are not limited to:

•	risks associated with weak or uncertain global economic conditions and their impact on the capital markets;

•	industry conditions, including competition;

•	legislative or regulatory requirements;

•	restrictions on outdoor advertising of certain products;

•	our dependence on Clear Channel Outdoor Holdings, Inc.’s management team and key individuals;

•	regulations and consumer concerns regarding privacy and data protection;

•	the possibility of a breach of our security measures;

•	environmental, health, safety and land use legislation and regulations;

•	risks of doing business in multiple jurisdictions;

•	fluctuations in exchange rates and currency values;

•	our ability to obtain or retain key concessions and contracts;

•	risks associated with many factors, including technological, general economic and political conditions in the countries in which we currently do business;

•	the risk that we may not be able to integrate the operations of acquired businesses successfully;

•	the restrictions imposed by the financing agreements of iHeartCommunications, Inc. and Clear Channel Outdoor Holdings, Inc.; and

•	the restrictions imposed by other operating agreements between iHeartCommunications, Inc. and Clear Channel Outdoor Holdings, Inc.

The foregoing factors are not exhaustive and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.